Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G Floating Rate Notes	$40,885,000	$1,255.17

(1)

The filing fee of $1,255.17 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $1,255.17 is offset against the registration fee due for this offering and of which $597,295.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 10 dated December 13, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:	$40,885,000

Trade Date:	December 13, 2007

Original Issue Date (T+5):	December 20, 2007

Stated Maturity Date:	December 20, 2047

Price to Public (Issue Price):	100%, plus accrued interest, if any, from December 20, 2007

Agent Discount (Gross Spread):	1.00%

All-in Price (Net of Agent Discount):	99.00%, plus accrued interest, if any, from December 20, 2007

Net Proceeds:	$40,476,150

Benchmark:	Three-month LIBOR

Spread to Benchmark:	-25 basis points

Base Rate:	LIBOR Reuters

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Spread:	-25 basis points

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each March 20, June 20, September 20 and December 20, commencing March 20, 2008

Interest Payment Dates:	Each March 20, June 20, September 20 and December 20, commencing March 20, 2008, and at maturity

Initial Interest Rate:	Three-month LIBOR Reuters minus 0.25%, determined two London banking days prior to December 20, 2007

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter; each owner of a beneficial interest in a note will be required to hold such beneficial interest in a minimum principal amount of $1,000

Redemption:

At its option, Wells Fargo & Company can redeem the notes, in whole or in part, on December 20, 2037 and on any business day thereafter, at the redemption prices specified below (in each case expressed as a percentage of the principal amount of the notes to be redeemed), together with any accrued interest to the redemption date:

If Redeemed During the 12-Month Period Commencing on	Redemption Price
December 20, 2037	105.00%
December 20, 2038	104.50%
December 20, 2039	104.00%
December 20, 2040	103.50%
December 20, 2041	103.00%
December 20, 2042	102.50%
December 20, 2043	102.00%
December 20, 2044	101.50%
December 20, 2045	101.00%
December 20, 2046 and thereafter to, but excluding, maturity	100.50%

Any redemption will be effected as described under “Description of Debt Securities—Redemption and Repayment of Debt Securities—Optional Redemption By Us” in the accompanying prospectus.

Repayment:

A holder of the notes may elect to have Wells Fargo & Company repay the notes, in whole or in part, on the repayment dates and at the repayment prices specified below (in each case expressed as a percentage of the principal amount of the notes to be repaid), together with any accrued interest to the repayment date:

Repayment Date	Repayment Price
December 20, 2008	98.00%
December 20, 2009	98.00%
December 20, 2010	98.00%
December 20, 2011	98.00%
December 20, 2012	98.00%
December 20, 2013	99.00%
December 20, 2014	99.00%
December 20, 2015	99.00%
December 20, 2016	99.00%
December 20, 2017	99.00%
December 20, 2018 and each third anniversary of such date to and including December 20, 2045	100.00%

In the event that a date in the table above is not a business day, the repayment date will be the next succeeding business day. Any repayment will be effected as described under “Description of Debt Securities—Redemption and Repayment of Debt Securities—Repayment At Option Of Holder” in the accompanying prospectus.

Certain U.S. Federal
Income Tax Consequences:

The notes will be taxed as variable rate debt securities as described under “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Debt Securities” in the accompanying prospectus.

Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

Wells Fargo & Company believes that it is a domestic operating corporation and that less than 25 percent of its affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2006. In making this determination, Wells Fargo has made certain assumptions and used procedures which it believes are reasonable. Wells Fargo cannot give any assurances as to whether it will continue to be a domestic operating corporation that meets the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with Wells Fargo & Company’s determination of its status as domestic operating corporation or the manner in which Wells Fargo & Company has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

3

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Listing:	None

Agents:

Agent	Principal Amount
UBS Securities LLC	$29,010,000
Morgan Stanley & Co. Incorporated	$5,800,000
Merrill Lynch, Pierce, Fenner & Smith	$4,375,000
Incorporated
J.P. Morgan Securities Inc.	$1,700,000

Total:	$40,885,000

Plan of Distribution:

On December 13, 2007, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.00% The purchase price equals the issue price of 100% less an underwriting discount of 1.00% of the principal amount of the notes.

The notes are not being offered or sold in any member state of the European Economic Area.

4